                    CERTIFICATE OF DESIGNATION, PREFERENCES,
                           RIGHTS AND LIMITATIONS OF
                           SERIES B  PREFERRED STOCK
                                       OF
                           SYNAGRO TECHNOLOGIES, INC.


         Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), Synagro Technologies, Inc., a corporation organized and existing under the DGCL (the "Corporation"),

         DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, and pursuant to Section 151 of the DGCL, said Board of Directors, at a meeting duly held on March 20, 1998, duly adopted a resolution providing for the designation and issuance of a series of 1,458,335 shares of Preferred Stock, par value $.002 per share, which resolution is and reads as follows:

                 RESOLVED, That pursuant to the authority expressly granted to and invested in the Board of Directors of Synagro Technologies, Inc. (the "Corporation") by the provisions of the Certificate of Incorporation of the Corporation, as amended, a series of the Preferred Stock, par value $.002 per share, of the Corporation be, and it hereby is, established; and

                 FURTHER RESOLVED, That the said series of Preferred Stock of the Corporation be, and it hereby is, given the distinctive designation of "Series B Preferred Stock;" and

                 FURTHER RESOLVED, That the Series B Preferred Stock shall consist of 1,458,335 shares; and

                 FURTHER RESOLVED, That the Series B Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereon set forth below:


                                   SECTION I

                                   DIVIDENDS

         The holders of record of any Series B Preferred Stock outstanding at the close of business on the first day of January, April, July and October in each year commencing on the fifth anniversary of the date on which the shares of Series B Preferred Stock are first issued (each such day being hereinafter referred to as a "Dividend Record Date") shall be entitled to receive, when and as declared by the Board of Directors of the Corporation out of any funds legally available for that purpose, dividends at the quarterly rate of $0.108 per share, which amount shall decrease at the rate of $0.0048 per quarter for each Dividend Payment Date occurring after the initial Dividend Payment Date, and no more, payable quarterly on the 10th day of January, April, July and October in each year (each such day being hereinafter referred to as a "Dividend Payment Date") and accruing during the quarterly period ending at the close of business on the day prior to the Dividend Record Date next preceding such Dividend Payment Date. Such dividends upon the Series B Preferred Stock hereunder shall be payable by the Corporation's issuance and delivery to such record holder of a number of shares of Series B Preferred Stock determined by dividing the dollar amount of such dividend by the "Dividend Conversion Price," which shall be equal to the product of $2.40 multiplied by the Conversion Ratio (as hereinafter defined) from time to time in effect.

         No fractional shares of Series B Preferred Stock or scrip will be used in respect of fractional interests resulting from any dividend hereunder; in lieu of any fractional shares of Series B Preferred Stock which may be issued as aforesaid, the holders thereof instead shall receive a cash payment in an amount equal to the product of such fraction multiplied by the Dividend Conversion Price. Such dividends upon the Series B Preferred Stock (to the extent contemplated in this Section I) shall be preferential and cumulative (whether or not in any dividend period or periods there shall be funds of the Corporation legally available for the payment of such dividends), so that, if at any time dividends upon the Series B Preferred Stock at the per annum rate hereinabove specified from the "Cumulation Date," as herein defined, to (but not including) the next preceding Dividend Record Date shall not have been paid, the amount of the arrearage shall be fully paid, but without interest, before (i) any sums shall be paid or set aside for the purchase or redemption of Series B Preferred Stock, Common Stock, or any class or series of the Corporation's capital stock which by its terms ranks on a parity with, or junior to, the Series B Preferred Stock as to dividends and/or distribution of assets, or (ii) any dividend shall be declared, paid or set apart for payment on Common Stock or any class or series of the Corporation's capital stock which by its terms ranks on a parity with, or junior to, the Series B Preferred Stock as to dividends and/or distributions of assets. As used in this Resolution, the term "Cumulation Date" shall mean (i) the Dividend Record Date next preceding the most recent Dividend Payment Date through which dividends on the Series B Preferred Stock at the per annum rate hereinabove specified have been paid, or (ii) if no dividends have been paid, the date on which shares of Series B Preferred Stock shall first be issued.

         In addition, for so long as any Series B Preferred Stock is outstanding, (i) no sums shall be paid or set aside for the purchase or redemption of Common Stock or any class or series of the Corporation's capital stock which by its terms ranks on a parity with, or junior to, the Series B Preferred Stock (except for partial redemptions of the Series B Preferred Stock as provided for under Section III hereof) as to distributions of assets, and
(ii) no dividend or other distribution (except in stock of the same class or series) shall be declared, paid or set apart for payment on Common Stock or any class or series of the Corporation's capital stock which by its terms ranks on a parity with, or junior to, the Series B Preferred Stock as to dividends or distributions of assets.

                                   SECTION II

                                  DISSOLUTION

         In the event of the dissolution, liquidation, or winding up of the affairs of the Corporation, whether voluntary or involuntary, or in the event of its insolvency (a "Dissolution"), the holders of Series B Preferred Stock shall be paid, or distributed out of assets of the Corporation (whether capital or surplus) or the proceeds thereof, an amount equal to the product of (i) the sum of $2.40 per share, plus all accrued but unpaid dividends thereon, but without interest, multiplied by (ii) the "Special Redemption Premium" (expressed as the percentage by which the liquidation preference shall be multiplied) set forth below:


              If the Dissolution               The Special Redemption
                     is in                           Premium is
           -------------------------                 ----------
                     1998                               112%
                     1999                               124%
                     2000                               136%
                     2001                               148%
                     2002                               160%
              2003 or thereafter                        172%

         Any payments made under this Section II shall be made before any distribution of assets or any payment shall be made to the holders of the Common Stock or any other class or series of the Corporation's capital stock which by its terms is junior to the Series B Preferred Stock as to dividends and distributions of assets. In the event the assets of the Corporation available for such distributions shall be insufficient to permit (i) payment to the holders of the Series B Preferred Stock of the full preferential amount aforesaid, and (ii) payment to the holders of any other class or series of the Corporation's capital stock which by its terms ranks on a parity with the Series B Preferred Stock as to dividends and distributions of assets, of the preferential amount to which they may be entitled, then all such assets shall first be apportioned as between the Series B Preferred Stock and all other classes or series of capital stock ranking on a parity with the Series B Preferred Stock, utilizing the following formula:

                              [    A x N   ]
                 P = Z     ---------------------
                           [    (A x N) + Y   ]

         For purposes of the formula the symbols shall have the following meaning:

                 (i) the symbol "P," the unknown in the equation, means the amount of the assets available for distribution to the Series B Preferred Stock and all other classes and series of capital stock ranking on a parity with the Series B Preferred Stock which shall be apportioned to the Series B Preferred Stock;

                 (ii) the symbol "A" means the product of (i) the sum of $2.40, plus the accrued but unpaid dividends on a share of Series B Preferred Stock to the proposed distribution date, multiplied by (ii) the applicable Special Redemption Premium as set forth above, and the symbol "N" means the number of shares of Series B Preferred Stock outstanding at the time of such proposed distribution;

                 (iii) the symbol "Y" means the sum of the products obtained by multiplying the per share liquidation preference of each other specific class or series of capital stock ranking on a parity with the Series B Preferred Stock plus the accrued but unpaid dividends on a share of that specific class or series to the proposed distribution date, times the number of shares of that class or series outstanding at the time of such proposed liquidation; and

                 (iv) the symbol "Z" represents the aggregate amount of all assets available for distribution to the Series B Preferred Stock and all other classes or series or classes of capital stock ranking on a parity with Series B Preferred Stock.

         After apportionment of the available assets, that portion which is attributable to the Series B Preferred Stock shall then be distributed ratably among the holders thereof in proportion to the number of shares held by each.

                                  SECTION III

                                   REDEMPTION

         Terminal Redemption.  Unless restricted from doing so by (i) law or
(ii) a covenant contained in any loan agreement or other financing arrangement entered into by the Corporation to enable it to refinance, replace, or increase a loan agreement or other financing arrangement of the Corporation in existence as of the date of this Resolution; provided, however, that the restriction contained in clause (ii) shall not apply unless the holders of Series B Preferred Stock have not, after reasonable request to do so by the Corporation, entered into a subordination agreement in favor of the lenders or other parties to such loan agreements or financing arrangements, if any, the Corporation shall redeem, out of funds legally available therefor, the Series B Preferred Stock on April 1, 2003 and, if so restricted, on the earliest date thereafter upon which the Corporation shall not be so restricted (the "Terminal Redemption Date"), at a price (the "Terminal Redemption Price"), of the greater of (i) the sum of $2.40 per share, plus all accrued but unpaid dividends thereon to the Terminal Redemption Date and (ii) the "Fair Market Value".

         If on the Terminal Redemption Date the Corporation shall not have funds which are legally sufficient to permit the Corporation to redeem all of the Series B Preferred Stock, the Corporation shall (i) then purchase such shares of Series B Preferred Stock which it legally can purchase on a ratable basis among all holders in proportion to the respective amounts that would be payable per share if such funds were sufficient to permit payment in full, and thereafter (ii) shall purchase and pay for any remaining shares of Series B Preferred Stock held by the holders thereof on the same ratable basis on the first date of each quarter of each calendar year in which the Corporation has no less than $250,000 of legally available funds therefor, until the Corporation has purchased and fully paid for all shares of Series B Preferred Stock. The rights of each holder of shares of Series B Preferred Stock, including without limitation, the right to receive dividends and convert such shares into Common Stock, shall continue after the Terminal Redemption Date until such shares are actually redeemed in accordance with this subsection. Upon redemption of only a portion of the number of shares covered by a certificate representing shares of Series B Preferred Stock, the Corporation shall issue and deliver to the holder of the certificate, at the expense of the Corporation, a new certificate covering the unredeemed shares of Series B Preferred Stock.

         The proceeds, if any, of any refinancing or replacement of or any increase in any loan agreements or other financing arrangements of the Corporation as exist as of the date of this Resolution shall be applied to redemptions made under this subsection; provided, however, that the Corporation shall not be required to redeem shares out of such funds to the extent the same are necessary for working capital requirements, provided further, that in no case shall the funds excepted for such working capital requirements exceed $1,000,000.

         Holder Redemption. The holders of shares Series B Preferred Stock issued and outstanding on April 1, 2001 shall have the one time right, for a period of 120 days from and after April 1, 2001 (the "Holder Redemption Period"), to require the Corporation to redeem, out of funds legally available therefor, all shares of Series B Preferred Stock held by such requesting
holders at a price (the "Holder Redemption Price") of $2.40 per share.   Unless
restricted from doing so by (i) law or (ii) a covenant contained in any loan agreement or other financing arrangement entered into by the Corporation to enable it to refinance, replace, or increase a loan agreement or other financing arrangement of the Corporation in existence as of the date of this Resolution; provided, however, that the restriction contained in clause (ii) shall not apply unless the holders of Series B Preferred Stock have not, after reasonable request to do so by the Corporation, entered into a subordination agreement in favor of the lenders or other parties to such loan agreements or financing arrangements, if any, such redemption shall be made by the Corporation on the first date that (x) is the first day of a month and (y) is not less than 30 days following written request (a "Redemption Request") by the holders of a majority in interest of the Series B Preferred Stock and, if so restricted, on the earliest date thereafter upon which the Corporation shall not be so restricted (the "Holder Redemption Date"). The Corporation shall send prompt written notice to all holders of any Redemption Request received hereunder and each such holder shall have the right to include its shares of Series B Preferred Stock in such Redemption Request by giving written notice to the Corporation of its election to do so within 10 days after receipt of such notice by the Corporation. Any holder not participating in such Redemption Request shall no longer have the right to require the corporation to redeem its shares under this subsection.

         If at the time of such Redemption Request the Corporation shall not have funds which are legally sufficient to permit the Corporation to redeem all or any portion of Series B Preferred shares in respect of which a Redemption Request has been made, the Corporation shall (i) then purchase such shares of Series B Preferred Stock which it legally can purchase on a ratable basis among all requesting holders in proportion to the respective amounts that would be payable per share if such funds were sufficient to permit payment in full, and thereafter (ii) shall purchase and pay for any remaining shares of Series B Preferred Stock held by such requesting holders on the same ratable basis on the first date of each quarter in which the Corporation has no less than $250,000 of legally available funds therefor, until the Corporation has purchased and fully paid for all shares of Series B Preferred Stock in respect of which a Redemption Request has been made. The rights of each holder electing to include its shares of Series B Preferred Stock in any Redemption Request, including without limitation the right to receive dividends and to convert such shares into Common Stock, shall terminate on the date on which any such Redemption Request is made. The rights of any holder not electing to include its shares of Series B Preferred Stock in such Redemption Request, including without limitation the right to receive dividends and to convert such shares into Common Stock, shall continue and remain in effect pursuant to the terms and conditions of this Resolution. Upon redemption of only a portion of the number of shares covered by a certificate representing shares of Series B Preferred Stock, the Corporation shall issue and deliver to the holder of the certificate, at the expense of the Corporation, a new certificate covering the unredeemed shares of Series B Preferred Stock.

         Special Redemption on Change of Control. If a "Change of Control" of the Corporation shall occur, unless restricted from doing so by (i) law or (ii) a covenant contained in any loan agreement or other financing arrangement entered into by the Corporation to enable it to refinance, replace, or increase a loan agreement or other financing arrangement of the Corporation in existence as of the date of this Resolution; provided, however, that the restriction contained in clause (ii) shall not apply unless the holders of Series B Preferred Stock have not, after reasonable request to do so by the Corporation, entered into a subordination agreement in favor of the lenders or other parties to such loan agreements or financing arrangements, if any, the Corporation shall, upon written request ("Special Redemption Request") by a majority in interest of the holders of record of the Series B Preferred Stock outstanding on such date, redeem, out of funds legally available therefor, or for property or rights (including securities) offered to stockholders of the Corporation generally in connection with any such Change of Control transaction, the Series B Preferred Stock on the first date that (x) is the first day of a month and
(y) is not less than 30 days following the Change of Control and, if so restricted, on the earliest date thereafter upon which the Corporation (including for this purpose, any successor to the Corporation) shall not be so restricted (the "Special Redemption Date") at a price (the "Special Redemption Price") of the product of (i) the sum of $2.40 per share, plus all accrued but unpaid dividends thereon to the Special Redemption Date multiplied by (ii) the applicable Special Redemption Premium set forth below:

               If the Special
               Redemption Date                The Special Redemption
                    is in                           Premium is
          -------------------------                 ----------
                    1998                               112%

                    1999                               124%
                    2000                               136%

                    2001                               148%

                    2002                               160%

             2003 or thereafter                        172%


         If on the Special Redemption Date the Corporation shall not have funds or other property which are legally sufficient to permit the Corporation to redeem all of the Series B Preferred Stock, the Corporation shall (i) then purchase such shares of Series B Preferred Stock which it legally can purchase on a ratable basis among all holders in proportion to the respective amounts that would be payable per share if such funds or other property were sufficient to permit payment in full, and thereafter (ii) shall purchase and pay for any remaining shares of Series B Preferred Stock held by the holders thereof on the same ratable basis on the first date of each quarter of each calendar year in which the Corporation has no less than $250,000 of legally available funds or other property therefor, until the Corporation has purchased and fully paid for all shares of Series B Preferred Stock. If the Corporation elects to distribute, in payment of the Special Redemption Price upon any Change of Control, property, rights, or securities in lieu of cash the value of such property, rights, or securities, distributed shall be determined in good faith by the Board of Directors of the Corporation.

         The rights of each holder of shares of Series B Preferred Stock, including without limitation, the right to receive dividends and convert such shares into Common Stock, shall continue after the Special Redemption Date until such shares are actually redeemed in accordance with this subsection. Upon redemption of only a portion of the number of shares covered by a certificate representing shares of Series B Preferred Stock, the Corporation shall issue and deliver to the holder of the certificate, at the expense of the Corporation, a new certificate covering the unredeemed shares of Series B Preferred Stock.

         As used in this Section, the following terms have the following meanings:

                 "Change of Control" means (i) the first date on which any of the following events occurs, with or without the approval of the Board of Directors of the Corporation incumbent prior to the occurrence, (a) any Person shall become the Beneficial Owner of more than 50% of the Corporation's outstanding securities entitled to vote in elections of directors, or (b) as the result of a tender offer, merger, consolidation, sale of assets, or contested election, or any combination of such transactions, the persons who were directors of the Corporation immediately before the transaction shall cease to constitute a majority of the Board of Directors of the Corporation or of any successor to the Corporation; provided, that any such transaction or combination of transactions which required the affirmative vote of a majority of the stockholders entitled to vote thereon would have been approved without giving affect to either (x) the votes of the holders of the Series B Preferred Stock or (y) the number of shares of Series B Preferred Stock outstanding on such date or (ii) the effective date of any consolidation or merger of the Corporation with or into any other Person in which the Corporation is not the surviving entity, or any sale or conveyance to another Person of all, substantially all, of the assets or property of the Corporation.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                 "Fair Market Value" means the value of the shares of the Series B Preferred Stock on the Terminal Redemption Date, as determined by a third party appraiser mutually agreeable to the Corporation and the holders of the Series B Preferred Stock, and if the parties are unable to agree to an appraiser, by a third party chosen to perform the valuation by valuation advisors chosen by each the Corporation and the holders of the Series B Preferred Stock.

                 "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Resolution.

                 A Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "beneficially own," and shall be deemed to have Beneficial Ownership of, any securities:

                          (i) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date of this Resolution);

                          (ii) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has

                                  (A)      the right to acquire (whether such
                          right is exercisable immediately or only after the passage of time or the satisfaction of a condition, or both) pursuant to any agreement, arrangement or understanding (whether written or oral) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the "Beneficial Owner" of or to "beneficially own" securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of its Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or

                                  (B)      the right to vote, alone or in
                          concert with others, pursuant to any agreement, arrangement or understanding (whether written or oral) or otherwise; provided, however, that a Person shall not be deemed the "Beneficial Owner" of or to "beneficially own" any security as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (1) arises solely from a revocably proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (2) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

                          (iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding (whether written or oral) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in subparagraph (ii)(B) immediately above) or disposing of any such securities. Despite the foregoing, for purposes of determining Beneficial Ownership of securities under this Resolution, officers and directors of the Corporation solely by reason of their status as such shall not constitute a group (notwithstanding that they may be Associates of one another or may be deemed to constitute a group for purposes of Section 13(d) of the Exchange Act) and shall not be deemed to own shares owned by another officer or director of the Corporation. Further, nothing contained in this definition shall cause a Person ordinarily engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired in a bona fide firm commitment underwriting pursuant to an underwriting agreement with the Corporation.

                          "Person" means any individual, firm, corporation, partnership or other entity.

         General. In the case of a Terminal Redemption, notice of redemption shall be given not less than thirty and no more than sixty days prior to any Terminal Redemption Date to each holder of record of shares of Series B Preferred Stock and shall be sufficiently given if the Corporation shall cause a copy thereof to be mailed to each holder of record at his address as the same shall appear on the books of the Corporation, by first class mail, postage prepaid; provided, however, that the failure by the Corporation to mail such notice to one or more of such holders shall not affect the validity of such redemption as to the other holders. Any such notice shall include the Terminal Redemption Price at which such shares are being redeemed, including the results of the appraisal performed to obtain the Fair Market Value. In the case of a Special Redemption or Holder Redemption, any holder of Series B Preferred Stock electing to redeem his shares in accordance with this Section III shall surrender the certificate or certificates for shares of the Series B Preferred Stock, duly endorsed to the Corporation or in blank, at the office of any transfer agent for the Series B Preferred Stock (or such other place as may be designated by the Corporation), at the same time the written notice required in this Section III is given to the Corporation at said office.

         No holder of shares of Series B Preferred Stock redeemed in accordance with this Section III (the "Redeemed Shares") shall be entitled to receive payment of the redemption price for such shares until such holder causes to be delivered, the stock certificate representing the Redeemed Shares and transfer instructions satisfactory to the Corporation. If notice of redemption shall have been duly given or if the Corporation shall have granted to a bank or trust company irrevocable written authorization to promptly give or complete such notice, and if, on or after the date on which such notice of redemption is given and on or before such Terminal Redemption Date, Special Redemption Date or Holder Redemption Date, all funds necessary for redemption (including an amount equal to any applicable redemption premium and unpaid dividends accrued and to be accrued thereon to such redemption date) shall have been deposited by the Corporation with a bank or trust company designated in such notice, in trust for the pro rata benefit of the holders of Redeemed Shares, then from and after any such Terminal Redemption Date, Special Redemption Date or Holder Redemption Date, notwithstanding that any certificate for Redeemed Shares shall not have been surrendered for cancellation, the Redeemed Shares shall be deemed no longer outstanding from and after the Terminal Redemption Date, the Special Redemption Date or Holder Redemption Date, as the case may be, and all rights with respect to the Redeemed Shares shall thereupon cease and terminate, except only the right of the record holders of the certificates therefor, upon surrender thereof, to receive the applicable redemption price thereof out of the funds so deposited, without interest. Any interest accrued on such deposited funds shall be paid to the Corporation from time to time.

         All funds so deposited and unclaimed at the end of one year from the applicable redemption date shall be released or repaid to the Corporation, after which the holders of the shares so called for redemption shall look only to the Corporation for the payment thereof.

         Any shares of the Series B Preferred Stock redeemed, purchased, or otherwise acquired by the Corporation, or converted into Common Stock shall be deemed retired and shall be canceled and may not thereafter be reissued or otherwise disposed of by the Corporation, and the Corporation shall from time to time and at least once each year cause all such shares to be retired in the manner provided by law.


                                   SECTION IV

                                 VOTING RIGHTS

         For so long as any shares of Series B Preferred Stock shall be outstanding, and except as otherwise provided herein, the outstanding shares of Series B Preferred Stock shall be entitled to vote with the outstanding shares of Common Stock, with one vote per share of Series B Preferred Stock (subject to such adjustments as would entitle each share of Series B Preferred Stock to that number of votes as the holder thereof would be entitled to cast if such shares of Series B Preferred Stock were converted into shares of Common Stock in accordance with Section V hereof on the record date of the vote on the corporate action), at any annual or special meeting called for the purpose, or in any action proposed to be taken by the consent of stockholders, with respect to which the holders of shares of the Series B Preferred Stock and the Common Stock shall vote together as one class, except as set forth in the second paragraph of this Section IV or as otherwise specifically required by the DGCL.

         The vote of at least a majority of the shares of the Series B Preferred Stock at the time outstanding, given in person or by proxy, at any special or annual meeting called for the purpose, or in any action proposed to be taken by the consent of stockholders, with respect to which the holders of shares of the Series B Preferred Stock shall vote separately as a class (and not with the Common Stock), shall be necessary to permit, effect or validate any one or more of the following:

                 (i) the authorization of, or any increase in, the authorized amount of any class of stock ranking prior to, or on a parity with, or of any security convertible into or exchangeable for or carrying rights to purchase any stock ranking prior to, or on a parity with, the Series B Preferred Stock as to dividends or distribution of assets; or

                 (ii) the amendment, alteration or repeal of any of the designations, rights, preferences, powers, or privileges of the Series B Preferred Stock so as to affect adversely the holders of the Series B Preferred Stock as a class; or

                 (iii) the sale, lease, or conveyance of all or substantially all of the assets, property, or business of the Corporation, or the merger or consolidation of the Corporation with or into any such other corporation unless the surviving or resulting corporation will have after such merger or consolidation no stock either authorized or outstanding which ranks prior to or on a parity with (as to dividends and/or distributions of assets) the class of stock of the surviving or resulting corporation issued in exchange for the Series B Preferred Stock.


                                   SECTION V

                                   CONVERSION

         Optional Conversion. The shares of Series B Preferred Stock shall be convertible at the option of the holder, at any time, in whole or in part, prior to the actual redemption thereof, into full shares of Common Stock of the Corporation at the initial ratio of one share of Common Stock for each share of Series B Preferred Stock, subject to such adjustments, if any, of the conversion ratio and the securities or other property issuable upon such conversion pursuant to the provisions set forth below in this Section V under the caption "Adjustments of the Conversion Ratio" (the conversion ratio from time to time in effect being hereinafter referred to as the "Conversion Ratio").

         Automatic Conversion. All shares of Series B Preferred Stock shall automatically and without any action on the part of any holder of outstanding shares of Series B Preferred Stock be converted into full shares of Common Stock of the Corporation at the Conversion Ratio at the close of business on the 30th day following written notice to each holder of record of Series B Preferred Stock stating the date upon which the outstanding Series B Preferred Stock is to be so automatically converted (the "Automatic Conversion Date") and advising the holder of either (i) the consummation not more than 90 days prior to the Automatic Conversion Date by the Corporation of an underwritten primary public offering of its Common Stock at a minimum per share price to public of not less than $6.00 per share and yielding net proceeds to the Corporation of at least $10 million (a "Qualified Offering") or (ii) the attainment at any time prior to April 1, 2002 of fully diluted consolidated earnings per share of at least $.30 (the "Required Income") for any trailing twelve month period (the "Measurement Period") ended not more than 120 days prior to the Automatic Conversion Date and determined in accordance with generally accepted accounting principles ("GAAP"), except that (i) an assumed combined effective federal and state income tax rate of 40% (rather than the actual combined tax rate experienced) shall be applied to the Corporation's GAAP-based pre-tax income for the Measurement Period (after giving effect to the following adjustments); and (ii) if the Corporation shall have acquired during the Measurement Period any entity or component thereof which constitutes a "business" within the meaning of Rule 11-01(d) of Regulation S-X promulgated under the Exchange Act for which it accounts using the purchase method, then for that portion of the Measurement Period during which such "business" was not owned, pro forma effect shall be given to the following (in each case determined on a basis consistent with GAAP): (A) the pre-tax income of the acquired "business," plus (I) the savings which would have resulted from contractually determined and immediately available reductions in cash compensation to the owners or managers of the "business" had it been acquired on the first day of the Measurement Period and minus (II) any additional depreciation, amortization or interest expense which would have been incurred by the Corporation had the "business" been acquired on the first day of the Measurement Period and (B) any Common Stock or equivalents issued in the acquisition of the "business" shall be deemed to have been issued on the first day of the Measurement Period; and (iii) if the Corporation shall have acquired during the Measurement Period any entity for which it accounts using the pooling of interests method, then any out-of-pocket fees and expenses (including without limitation legal, accounting, printing, investigatory, investment banking and other fees and expenses) incurred in connection with the acquisition and required to be currently expensed under GAAP, as well as all amounts paid or payable to any directors, officers or employees of the acquired entity under employment or similar contracts, non-competition agreements, employee benefit plans or severance agreements, which costs would not have been incurred but for the acquisition, shall be recalculated on a purchase accounting basis and amortized as if such entity had been acquired on the first day of the Measurement Period; and (iv) any gains realized during the Measurement Period by the Corporation and any acquired entity or business upon the disposition of fixed assets or from other non-recurring events during the Measurement Period shall be excluded for all purposes; provided, however, that any gains or losses attributable to operations shall not be so excluded.

         If any Measurement Period ends between October 1 and December 31 of any year, the Automatic Conversion Date shall be delayed until the earlier to occur of (i) the Corporation shall have advised the holders of Series B Preferred Stock in writing that the Required Income was achieved and shall have furnished such holders with documentation of the determination of the Required Income and a majority of the holders of Series B Preferred Stock shall not have advised the Corporation in writing within 30 days following their receipt of written notice from the Corporation that they do not agree that the Required Income was achieved during the Measurement Period or (ii) the Corporation receives an audit by independent certified accountants for its financial statements covering the calendar year in which the Measurement Periods ends and such audit reflects results for all of part of the Measurement Period which are consistent with the Corporation's calculation of Required Income; provided, however, that in any case in which an Automatic Conversion Date is delayed in accordance with this paragraph, the Conversion Ratio for such Automatic Conversion Date shall continue to be determined as of the close of business on the 30th day following written notice to the holders in accordance with the first sentence of the preceding paragraph.

         Notice of Automatic Conversion shall be sufficiently given if the Corporation shall cause a copy thereof to be mailed to each holder of record of Series B Preferred Stock at his address as the same shall appear on the books of the Corporation, by first class mail postage prepaid and accompanied by (x) in the case of a Qualified Offering, a final prospectus, press release or "tombstone" advertisement reflecting that transaction as it was consummated and
(y) in the case of attainment of the Required Income, a calculation reflecting the same in reasonable detail, together with a certificate of the Corporation's chief financial officer or principal accounting officer attesting that such calculation was made in accordance with the provisions of Article V of this Resolution; provided, however, that in the absence of bad faith the failure to mail such notice of Automatic Conversion to one or more of such holders shall not affect the validity of such Automatic Conversion as to any holder.

         Adjustments of the Conversion Ratio. The Conversion Ratio shall be subject to the following adjustments:

                 (i) While any shares of Series B Preferred Stock are outstanding, in case the Corporation shall, at any time, pay to the holders of Common Stock dividends in Common Stock or in securities convertible into Common Stock, the Conversion Ratio in effect immediately prior to the record date fixed for the determination of stockholders entitled to such dividend shall be increased proportionately to reflect the full amount of all such dividends (adjusted to the nearest, or if there shall be no nearest, then to the next lower, ten- thousandth of a share of Common Stock), such increase in the Conversion Ratio to become effective immediately at the opening of business on the day following such record date. Anything in this subparagraph (i) to the contrary notwithstanding, the Corporation shall not be required to make any adjustment in the Conversion Ratio in any case in which the Conversion Ratio immediately prior to such adjustment would be changed in an amount less than 3% of such Conversion Ratio, but in any such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustments so carried forward, would amount to 3% of the Conversion Ratio in effect prior to such adjustments.

                 (ii) While any shares of Series B Preferred Stock are outstanding, in case the Corporation shall subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock or combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Ratio in effect immediately prior to such subdivision or combination, as the case may be, shall be proportionately increased or decreased (adjusted to the nearest, or if there shall be no nearest, then to the next lower, ten-thousandth of a share of Common Stock), as the case may require, such increase or decrease, as the case may be, to become effective at the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                 (iii) In case of any reclassification or change of outstanding shares of Common Stock of the class issuable upon conversion of the Series B Preferred Stock, or in case of any consolidation or merger of the Corporation with or into another corporation, or in case of any sale or conveyance to another Person of all or substantially all of the property of the Corporation, or in the case of any distribution of any securities, cash or other assets or any indebtedness of the Corporation to the holders of Common Stock, each holder of shares of the Series B Preferred Stock then outstanding shall have the right thereafter, so long as his conversion right hereunder shall exist, to convert such shares into the kind and number or amount of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale, conveyance or distribution by a holder of the number of shares of Common Stock of the Corporation into which such shares of the Series B Preferred Stock might have been converted immediately prior to such reclassification, change, consolidation, merger, sale, conveyance or distribution, and shall have no other conversion rights under these provisions; provided, that effective provision shall be made, in the articles or certificate of incorporation of the resulting or surviving corporation or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the Series B Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the Series B Preferred Stock remaining outstanding or other convertible preferred stock received by the holders in place thereof; and provided, further, that any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Series B Preferred Stock remaining outstanding, or other convertible preferred stock received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion right as above provided. In case securities or property other than shares of Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all provisions of this Section V of this Resolution shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property. The subdivision or combination of shares of Common Stock at any time outstanding into a greater or lesser number of shares of Common Stock (whether with or without par value) shall not be deemed to be a reclassification of the shares of Common Stock of the Corporation for the purposes of this subparagraph
         (iii).

                 In case of any distribution of any security other than Common Stock (including rights or warrants to subscribe for any such securities) of the Corporation to the holders of its Common Stock where the nature of the security is such that the adjustment provisions in this clause (iii) would not properly grant to the holders of Series B Preferred Stock the rights intended to be granted hereby, then in each such case the Conversion Ratio in effect immediately prior to such distribution shall be adjusted (to the nearest, of if there be no nearest, then to the next lower, ten-thousandth of a share of Common Stock) to a number obtained by dividing the Conversion Ratio in effect immediately prior thereto by a fraction, the numerator of which shall be the total number of outstanding shares of Common Stock immediately prior to any such distribution multiplied by the Current Market Price on such date, less the fair market value (as determined in good faith by the Board of Directors) of the securities distributed by the Corporation and the denominator of which shall be the total number of outstanding shares of Common Stock multiplied by the Current Market Price; such adjustment shall become effective as of the record date for the determination of shareholders entitled to receive such distribution.

                 The "Current Market Price" shall mean, as of any date, the average, for each of the 20 consecutive trading days immediately prior to such date, of the last recorded sale price of such share on the Nasdaq Stock Market (or if the Common Stock is not then traded in such market, then on the principal exchange or in the principal market on which the Common Stock is then listed or traded), or if there be no such recorded sale price on any trading day, the last quoted bid price per share of Common Stock in such market or on such stock exchange at the close of trading on such date. If the Current Market Price cannot be determined pursuant to the foregoing, Current Market Price shall mean the fair value per share of Common Stock on such date determined by the Board of Directors in good faith, irrespective of any accounting treatment.

                 (iv) (A) If at any time prior to and including April 1, 1999, while any shares of Series B Preferred Stock are outstanding, the Corporation shall issue or sell any shares of Common Stock (other than "Excepted Shares," as defined herein) without consideration or for a consideration per share less than the "Conversion Price" (i.e., $2.40 divided by the Conversion Ratio) in effect immediately prior to such issue or sale, then such Conversion Price shall immediately be adjusted (but not increased, except in the case of readjustments provided for in clauses (B), (C) and (D) below) to a price equal to the price at which such Common Stock is issued or sold. If at any time after April 1, 1999, while any shares of Series B Preferred Stock are outstanding, the Corporation shall issue or sell any shares of Common Stock (other than Excepted Shares) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue or sale, then such Conversion Price shall immediately be adjusted (but not increased, except in the case of readjustments provided for in clauses
         (B), (C) and (D) below) to a price (calculated to the nearest cent) equal to the amount obtained by dividing (x) a sum equal to (i) the number of shares of Common Stock outstanding on April 1, 1998, multiplied by $2.40, plus (ii) the aggregate amount of consideration, if any, received by the Corporation (or without duplication, deemed to be received upon the exercise or conversion of rights, options, stock or obligations referred to in clauses (B), (C) or (D) below) upon the issue or sale of shares of Common Stock (other than Excepted Shares) subsequent to April 1, 1998 (including the aggregate amount of consideration, if any, received or deemed to be received upon the issue or sale of the shares for which such adjustment is made) by (y) the total number of shares of Common Stock outstanding immediately after such issue or sale, whereupon the Conversion Ratio in effect immediately prior to such issuance or sale shall be adjusted (to the nearest, or if there be no nearest, then to the next lower, ten-thousandth of a share of Common Stock) to a number obtained by dividing (x) $2.40 by (y) the Conversion Price as so adjusted for such issuance or sale.

                 "Excepted Shares" shall include (I) shares of Common Stock issued or sold (or deemed to be issued or sold) to a director, officer or employee of the Corporation or any Subsidiary pursuant to a stock option or other employee benefit agreement, arrangement or plan heretofore or hereafter adopted or approved by the stockholders of the Corporation, provided that the aggregate of all shares covered by such employee arrangements shall not at any time exceed 1,000,000 shares of Common Stock, (II) shares of Common Stock issued or sold and for which adjustment in the Conversion Ratio is required to be and is made pursuant to paragraphs (i), (ii) or (iii) above, and (III) shares of Common Stock issued or sold upon conversion of or in payment of any dividends on Series B Preferred Stock.

                 (B) For the purposes of Clause (A) above, in case the Corporation shall hereafter issue any rights to subscribe for or to purchase Common Stock or grant any options for the purchase of Common Stock (other than rights or options constituting Excepted Shares or rights or options to purchase Excepted Shares) at a price less than the Conversion Price in effect at the time such rights are issued or such options are granted, all shares of Common Stock which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed to have been issued or sold as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the shares of Common Stock covered thereby, plus any consideration received by the Corporation for such rights or options, shall be deemed to be the consideration actually received by the Corporation (as of the date on which such rights or options are issued or granted) for the issue or sale of such shares; provided, however, that, upon the expiration or other termination of any such rights or options, if any thereof shall not have been exercised, the number of shares of Common Stock deemed to be issued and outstanding by reason of the fact that they were issuable upon the exercise of such rights or options shall no longer be deemed to be issued and outstanding, and the Conversion Price then in effect shall forthwith be readjusted and thereafter be the price which it would have been had adjustment been made on the basis of the issue only of the shares of Common Stock actually issued upon the exercise of any such rights or options.

                 (C) For the purposes of clause (A) above, in case the Corporation shall hereafter issue or sell any stock or obligations directly or indirectly convertible into or exchangeable for Common Stock (other than Excepted Shares or stock or obligations directly or indirectly convertible into or exchangeable for Excepted Shares) or rights to subscribe for or options to purchase such stock or obligations (other than rights or options constituting Excepted Shares or rights or options to purchase Excepted Shares) and the price per share for which Common Stock is deliverable upon such conversion or exchange (which price shall be determined by dividing (i) the sum of the aggregate amount received or receivable by the Corporation as consideration for the issue or sale of such stock or obligations or of such rights or options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon exercise of such rights or options and conversion or exchange of such stock or obligations, by (ii) the total maximum number of shares of Common Stock necessary to effect the conversion or exchange of all such stock or obligations) shall be less than the Conversion Price in effect at the time of such issue or sale, then such issue or sale shall be deemed to be an issue or sale (as of the date on which such stock or obligations or such rights or options are issued or sold) of the total maximum number of shares of Common Stock necessary to effect the conversion or exchange of all such stock or obligations on the basis, if applicable, of such minimum aggregate additional consideration, and the sum of the aggregate amount received or receivable by the Corporation as consideration for the issue or sale of such stock or obligations or of such rights or options and conversion or exchange of such stock or obligations, shall be deemed to be the consideration actually received (as of the date on which such stock or obligations or such rights or options are issued or sold) for the issue or sale of such Common Stock; provided, however, that upon the termination of the right to convert or exchange such stock or obligations and upon the expiration of any such rights or options, if any thereof shall not have been exercised, the number of shares of Common Stock deemed to be issued and outstanding by reason of the fact that such shares were issuable upon conversion or exchange of any such stock or obligations which were not so converted or exchanged or as to which such rights or options were not exercised shall no longer be deemed to be issued and outstanding, and the Conversion Price shall forthwith be readjusted and thereafter be the price which it would have been had the adjustment been made on the basis of the issue or sale only of the number of shares of Common Stock issued or sold upon the actual conversion or exchange of such stock or obligations or upon the actual exercise of such rights or options.

                 (D) For the purposes of clause (A) above, if the purchase price provided for in any right or options referred to in clauses (B) or (C) above or the rate at which the stock or obligations referred to in clause (C) above are convertible into or exchangeable for Common Stock, shall change at any time or from time to time (other than under or by reason of provisions designed to protect against dilution) then, upon such change becoming effective, the Conversion Price then in effect hereunder shall forthwith be increased or decreased to such Conversion Price as would have obtained had the adjustments made upon the issuance of such rights or options or such stock or obligations then outstanding been made upon the basis of (and the total consideration received or receivable for) such change. If the purchase price provided for in any right or option referred to in clauses (B) or (C) above, or the rate at which any stock or obligations referred to in clause (C) above are convertible into or exchangeable for Common Stock, shall decrease at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in the case of the delivery of shares of Common Stock upon the exercise of any such rights or options, or upon conversion or exchange of any stock or obligations convertible into or exchangeable for Common Stock, the Conversion Price then in effect hereunder shall forthwith be decreased to such Conversion Price as would have obtained had the adjustments made upon issuance of such rights or options or such stock or obligations been made upon the basis of the issuance of (and the total consideration received for) the shares of Common Stock delivered as aforesaid.

                 (E) For the purposes of clause (A) above, in case of an issue or sale of shares of Common Stock or of rights or options to purchase Common Stock or of any stock or obligations convertible into or exchangeable for Common Stock or of any rights or options to purchase such stock or obligations for a consideration other than cash or a consideration part of which shall be other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors; provided, however, that if the issue or sale of shares of Common Stock or of rights or options to purchase Common Stock or of any stock or obligations convertible or exchangeable for Common Stock or of rights or obligations to purchase such stock or obligations involves a number of shares of Common Stock greater than 20% of the then issued and outstanding shares of Common Stock (excluding the issuance of shares in connection with the agreement among the Corporation, GroWest, Inc., and John A. Bremer), the determination of the Board of Directors will be based on an appraisal or valuation opinion issued by an investment banking firm or appraiser of recognized standing with expertise in providing such a valuation opinion or appraisal.

                 (F) For the purposes of clause (A) above, the number of shares of Common Stock at any time outstanding shall include any shares acquired by the Corporation and held in its treasury, and the aggregate number of shares deliverable in respect of rights, options and convertible and exchangeable stock and obligations, referred to in clauses (B) and (C) above, at all times while such rights, options or securities remain outstanding and unexercised, unconverted or unexchanged, as the case may be. The sale by the Corporation of shares of Common Stock held in its treasury shall be treated as an issuance or sale for purposes of this paragraph (iv).

         Fractional Interests. No fraction of a share of Common Stock shall be issued upon any conversion, but, in lieu thereof, there shall be paid, to the holder of shares of Series B Preferred

Stock surrendered for conversion as soon as practicable after the date such shares of Series B Preferred Stock are surrendered for conversion, an amount in cash equal to the same fraction of the market value of a share of Common Stock, which shall be the last recorded sale price of such share on the NASDAQ Small Cap Market (or if the Common Stock is not then traded in such market, then on the principal exchange or in the principal market on which the Common Stock is then listed or traded) on the day immediately preceding the date upon which such shares are surrendered for conversion, or if there be no such recorded sale price on such day, the last quoted bid price per share of Common Stock in such market or on such stock exchange at the close of trading on such date.

         Notice of Adjustments. Any adjustment of the Conversion Ratio as herein provided shall remain in effect until further adjustment of the Conversion Ratio as required hereunder. Upon each such adjustment (i) a written instrument, signed by an officer of the Corporation, setting forth such adjustment and a computation and a summary of the facts upon which it is based, and (ii) the resolutions, if any, of the Board of Directors passed in connection therewith, shall forthwith be filed with the transfer agent or agents for the Series B Preferred Stock and made available for inspection by the stockholders, and any adjustment so evidenced, made in good faith, shall be binding upon all stockholders and upon the Corporation.

         Conversion Procedures. In order to convert shares of the Series B Preferred Stock into shares of Common Stock, the holder thereof shall surrender the certificate or certificates for shares of the Series B Preferred Stock, duly endorsed to the Corporation or in blank, at the office of any transfer agent for the Series B Preferred Stock (or such other place as may be designated by the Corporation), and shall give written notice to the Corporation at said office that he elects to convert the same and shall state in writing therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation will, as soon as practicable thereafter, deliver at said office to such holder of the Series B Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid and make payment for any fractional shares. All shares of Series B Preferred Stock shall be deemed to have been converted as of the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         Status of Converted Series B Preferred Stock. All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and determine except only the right of the holders thereof to receive full shares of Common Stock in exchange therefor and payment for any fractional share interest that would otherwise result on such conversion. Any shares of Series B Preferred Stock so converted shall be permanently retired, shall no longer be deemed outstanding and shall not be reissued and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the number of authorized shares of Series B Preferred Stock accordingly.

         Reservation of Common Stock. A number of authorized shares of Common Stock sufficient to provide for the conversion, at the Conversion Ratio, of all shares of Series B Preferred Stock outstanding shall at all time be reserved for such conversion.

         Notice of Certain Events.  In case at any time

                 (i) The Corporation shall declare any dividend in stock, cash, or property;

                 (ii) the Corporation shall propose a subdivision of its outstanding shares of Common Stock into a greater number of shares of Common Stock or propose a combination of the Corporation's outstanding shares of Common Stock into a lesser number of shares of Common Stock; or

                 (iii) any capital reorganization or any reclassification of capital stock of the Corporation or any consolidation, merger, sale of properties and assets or distribution is proposed by the Corporation which would require an adjustment of the Conversion Ratio:

then, and in each of said cases, the Corporation shall cause notice thereof to be mailed to the transfer agent or agents for the Series B Preferred Stock and to each holder of record of the outstanding shares of the Series B Preferred Stock at the last address, if any, appearing on the books of the Corporation or given by him to the Corporation for the purpose of notice. Such notices shall be mailed at least twenty days prior to the date on which the record date shall be taken for such dividend, stock split, or combination, or to vote upon such capital reorganization, reclassification, consolidation, merger, sale of properties and assets or distribution, as the case may be. Such notice shall specify such record date or date for the closing of the transfer books. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Ratio and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series B Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

         Valid Issuance. All shares of Common Stock or other securities which may be issued upon conversion of the shares of Series B Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and the Corporation shall take no action which will cause a contrary result (including, without limitation, any action which would cause the Conversion Ratio to be less than the par value, if any, the Common Stock).

                                   ARTICLE VI

                             RIGHT OF FIRST REFUSAL

         Notwithstanding anything contained herein to the contrary, while any shares of Series B Preferred Stock are outstanding, if the Corporation shall at any time issue or sell any shares of Common Stock (other than Excepted Shares) for a cash consideration per share less than the Conversion Price in effect immediately prior to such issue or sale (other than in a firm commitment underwritten offering), the Corporation shall, prior to making any such issue or sale, first offer such shares of Common Stock (for purposes of this Article VI, the "Option Shares") for sale to the holders of the Series B Preferred Stock, in accordance with the following provisions of this Article VI.

         Option Price, Terms; Offering Notices. The price per Option Share at which the Corporation shall be required to offer the Option Shares (for purposes of this Article VI, the "Option Price") and the terms of such offer, shall be the price at which and the terms upon which any proposed third party purchaser shall have offered to purchase the Option Shares from the Corporation and which the Corporation is prepared to accept. Each offer required to be made by the Corporation pursuant to this Article VI shall be made by a written notice (for purposes of this Article VI, the "Offering Notice") which shall state that the offer is being made pursuant to this Article VI and which shall set forth the number of Option Shares, the name or names of the proposed purchaser or purchasers of the Option Shares, the price per share offered by such proposed purchaser or purchasers for the Option Shares, the method of payment of the purchase price and the scheduled date of consummation of such proposed sale. A copy of the written offer from any proposed third-party purchaser shall be attached to each Offering Notice.

         Offer to the Holders. The Corporation shall offer the option Shares to the record holders of the Series B Preferred Stock by delivering an offering Notice to each such holder at his address as the same shall appear on the books of the Corporation, by first class mail, postage prepaid. The holders of the Series B Preferred Stock shall deliver to the Corporation a reply notice within thirty days following the receipt of such notice accepting the offer of the Corporation with respect to all (but not less than all) of the Option Shares or rejecting such offer. If by such reply notice the holders of the Series B Preferred Stock accept the offer made by the Corporation, the reply notice shall constitute an agreement binding on the holders of the Series B Preferred Stock and the Corporation purchase and sell the Option Shares at a price per share equal to the Option Price. If within such thirty-day period, the holders of the Series B Preferred Stock shall have failed to deliver a reply notice accepting the offer of the Corporation as to all of the Option Shares, the holders shall be deemed to have rejected such offer.

         Lapse of Option. If the foregoing offer to sell Option Shares has been made by the Corporation and has not been accepted by the holders of the Series B Preferred Stock, then the Corporation may sell not less than all of the Option Shares at any time within, but not subsequent to, 60 days after the lapse of the option granted pursuant to this Article VI; provided, however, that no sale of the Option Shares shall be made at any price lower than the Option Price or on terms





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
materially different from those specified in the Offering Notice or to any person or persons other than the persons specified in the Offering Notice.

         Consummation of Purchases. Each transaction of purchase and sale of Option Shares pursuant to this Article VI shall be completed by delivery of the stock certificates representing the Option Shares upon payment of the purchase price to the Corporation. Any such transaction shall be closed at such time and place as shall be agreed upon by the parties thereto, or, if no such agreement is reached, at the principal office of the Corporation on the 30th day following the date of delivery of the last reply notice given in connection with such transaction or, if such day shall not be a business day, on the first business day thereafter during normal business hours.

                                  ARTICLE VII

                           EXCLUSION OF OTHER RIGHTS

         Except as otherwise specifically required by the provisions of the DGCL, the Series B Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth herein. The shares of Series B Preferred Stock shall have no preemptive or subscription rights, other than the right of first refusal set forth in Article VI.

         IN WITNESS WHEREOF, the said Synagro Technologies, Inc. has caused this statement to be duly executed by Donald L. Thone, its Chairman of the Board and attested by Daniel L. Shook, its Secretary, on this 31st day of March 1998.


                                   SYNAGRO TECHNOLOGIES, INC.


                                   By:
                                      ---------------------------------------
                                      Donald L. Thone, Chairman of the Board

ATTEST:


By:
   -----------------------------
    Daniel L. Shook, Secretary





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